AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT

This AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is entered into as of the Effective Date by and between Marathon Petroleum Company LP, a Delaware limited partnership with an address of 539 South Main Street, Findlay, Ohio 45840 (“MPC”) and Hardin Street Marine LLC, a Delaware limited liability company with an address of 539 South Main Street, Findlay, Ohio 45840 (“HSM”).

RECITALS

WHEREAS, MPC conducts marine operations in connection with MPC’s shipment of Product using towboats, barges, docks, other equipment and related facilities owned, leased and chartered by HSM (“HSM Assets”);

WHEREAS, MPC desires that HSM provide certain services to assist MPC in the oversight and management of its marine operations;

WHEREAS, MPC and HSM previously entered into that certain Management Services Agreement on the 1st day of January, 2015 (“Original MSA”);

WHEREAS, pursuant to Section 9.3 of the Original MSA, MPC and HSM now desire to amend and restate the terms and conditions contained in the Original MSA; and

NOW, THEREFORE, for and in consideration of the premises and the mutual benefits, covenants and agreements herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby amend and restate the Original MSA in its entirety as follows:

ARTICLE IDEFINITIONS
1.1    Definitions. As used in this Agreement:
(a)    “Affiliates” means, as to any specified Person, any other Person that, directly or indirectly through one (1) or more intermediaries or otherwise, controls, is controlled by or is under common control with the specified Person. For purposes of the foregoing, “control”, “controlled by”, and “under common control with” with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, member or partnership interests, by contract or otherwise. For the purposes of this Agreement, HSM shall not be considered an Affiliate of MPC, nor shall MPC or any of its Affiliates other than HSM be considered an Affiliate of HSM.
(b)    “Agreement” means this Amended and Restated Management Services Agreement and all Exhibits referenced in and attached to this Agreement and all amendments, modifications and changes thereto.

(c)    “Amended and Restated Employee Services Agreement” means the Amended and Restated Employee Services Agreement effective as of January 1, 2015 between Marathon Petroleum Logistics Services LLC and HSM.
(d)    “Applicable Law” means any applicable statute, law, regulation, ordinance, rule, determination, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, requirement, or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued by any Governmental Authority having jurisdiction over the matter or matters in question, whether now or hereafter in effect.
(e)    “Availed Party” has the meaning set forth in Section 6.2(a).
(f)    “Bankrupt” means, with respect to any Person, that such Person (i) becomes insolvent or unable to pay its debts as they become due; (ii) commences any case, proceeding or other action under any existing or future law seeking to enter into any composition or other arrangement for the benefit of its creditors generally or any class of creditors; (iii) applies for, consents to, or acquiesces in, the appointment of a trustee, receiver, sequestrator or other custodian for such Person or any of its property, or makes a general assignment for the benefit of creditors; (iv) in the absence of such application, consents or acquiesces in, permits or suffers to exist the appointment of a trustee, receiver, sequestrator, intervenor, mediator or other custodian for such Person or for a substantial part of its property, and such trustee, receiver, sequestrator, intervenor, mediator or other custodian is not discharged within sixty (60) days; (v) permits or suffers to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or any dissolution, liquidation, winding up or liquidation proceeding, in respect of such Person and, if any such case or proceeding is not commenced by such Person, such case or proceeding is consented to or acquiesced in by such Person or results in the entry of an order for relief or remains undismissed or unstayed for sixty (60) days; or (vi) takes any corporate action authorizing, or in furtherance of, any of the foregoing.
(g)    “Claims and Liabilities” means all suits, sanctions, actions, liabilities, legal proceedings, government fines and penalties, pollution clean-up, damages to natural resources, claims, demands, losses, damages, costs, expenses, or causes of action of every kind and character, including all claims that may exist, arise, or be threatened currently or in the future at any time following the Effective Date and whether or not of a type contemplated by any Party at any time following the Effective Date.
(h)    “Confidential Information” means any proprietary or confidential information that is competitively sensitive material or otherwise of value to a Party or its Affiliates and not generally known to the public, including trade secrets, scientific or technical information, design, invention, process, procedure, formula, improvements, product planning information, marketing strategies, financial information, information regarding operations, consumer and/or customer relationships, consumer and/or customer identities and profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of a Party or its Affiliates and the consumers, customers, clients and suppliers of any of the foregoing. Confidential Information includes such information as may be contained in or embodied by documents, substances, engineering and laboratory notebooks, reports, data, specifications, computer source code and object code, flow charts, databases, drawings, pilot plants or demonstration or operating facilities, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation (including data in computer or other digital format) of the foregoing; provided, however, that Confidential Information does not include information that a receiving Party can show (A) has been published or has otherwise become available to the general public as part of the public domain without breach of this Agreement, (B) has been furnished or made known to the receiving Party by a Third Party under circumstances that are not known to the receiving Party to involve a breach of the Third Party’s obligations to the disclosing Party or (C) was developed independently of information furnished or made available to the receiving Party as contemplated under this Agreement.
(i)    “Dispute” means any dispute or difference of whatsoever nature arising under, out of, in connection with or in relation (in any manner whatsoever) to this Agreement or the subject matter of this Agreement.
(j)    “Effective Date” means January 1, 2015.
(k)    “Event of Default” has the meaning set forth in Section 9.1.
(l)    “Extension Period” has the meaning set forth in Section 2.1.
(m)    “Force Majeure Event” means any event or circumstance that is beyond the reasonable control of a Party and which the affected Party is not able to overcome through the exercise of commercially reasonable efforts that prevents or delays the affected Party from complying, either totally or in part, with any of its obligations under this Agreement. Provided that they satisfy the preceding sentence, Force Majeure Event shall include fire, flood, storm, strike, walkout, lockout or other labor trouble or shortage, delays by unaffiliated suppliers or carriers, shortages of fuel, power, raw materials or components, equipment failure, any law, order, proclamation, regulation, ordinance, demand, seizure or requirement of any Governmental Authority, riot, civil commotion, war, rebellion, act of terrorism, nuclear or other accident, explosion, casualty, pandemic, or act of God, or act, omission or delay in acting by any Governmental Authority or military authority or Third Party or any other cause, whether or not of a class or kind listed in this sentence.
(n)    “Force Majeure Notice” has the meaning set forth in Section 3.4(a).
(o)    “Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government.
(p)    “HSM” has the meaning set forth in the preamble.
(q)    “HSM Assets” has the meaning set forth in the Recitals.

(r)    “HSM Indemnified Parties” means HSM and each of its directors, managers, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing.
(s)    “Indemnified Party” means a Party receiving indemnification from the other Party in accordance with the terms of this Agreement.
(t)    “Indemnifying Party” means a Party providing indemnification to the other Party in accordance with the terms of this Agreement.
(u)    “Initial Term” has the meaning set forth in Section 2.1.
(v)    “Interest Rate” means the rate per annum equal to LIBOR plus one percent (1%). Any interest payable hereunder shall accrue from day to day and be calculated on the basis of a three hundred sixty-five (365) day year.
(w)    “LIBOR” means, on a particular day, the rate per annum for three (3) month deposits in USD which appears on the Reuters screen “LIBO Page” at or about 11 a.m. (London time) on the first day of the period for which interest is to be calculated, or, if such day is not a day on which banks are open for business in London, on the next following day on which banks are open for business in London. If Reuters information service fails to display such rate on any day when a rate is to be determined as aforesaid, but such rate is so displayed on Bridge Telerate or is available directly from the Intercontinental Exchange (ICE) Benchmark Administration Limited (or any other Person that takes over the administration of that rate), it shall be determined from that source accordingly.
(x)    “Management Fee Rates” has the meaning set forth in Section 4.2.
(y)    “Management Services” has the meaning set forth in Section 3.1.
(z)    “Mediation Notice” has the meaning set forth in Section 10.2(b).
(aa)    “MPC” has the meaning set forth in the preamble.
(bb)    “MPC Indemnified Parties” means MPC, each of its Affiliates, and each of their respective directors, managers, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing.
(cc)    “MPC’s Marine Vetting Policy” means the Marathon Petroleum Vetting Policy, as revised as of May 30, 2014, developed by MPC, and given to HSM, for approving the use of petroleum tank vessels and gas carriers for MPC and its Affiliates, as amended, revised and updated from time to time by MPC.
(dd)    “Original MSA” has the meaning set forth in the recitals.
(ee)    “Party” means MPC or HSM, as applicable.

(ff)    “Person” means a natural person, corporation, partnership, limited liability company, joint stock company, trust, estate, joint venture, union, association or unincorporated organization, Governmental Authority or any other form of business or professional entity.
(gg)    “Product” means crude oil, feedstocks, light products, heavy oils, specialty chemicals and refined petroleum products.
(hh)    “Security Regulations” has the meaning set forth in Section 6.2(a).
(ii)    “Special Assignment Service” has the meaning set forth in Section 3.2.
(jj)    “Systems” has the meaning set forth in Section 6.2(a).
(kk)    “Term” has the meaning set forth in Section 2.1.
(ll)    “USD” or “$” or “dollar” means the lawful currency from time to time of the United States of America.
(mm)    “Third Party” means a Person that is not a Party or an Affiliate of a Party.
1.2    Interpretation. In this Agreement, unless the context clearly indicates otherwise:
(a)words used in the singular include the plural, and words used in the plural include the singular;

(b)references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;

(c)any reference to any gender includes the other gender;

(d)the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(e)any reference to any Article, Section or Exhibit means such Article or Section of, or such Exhibit to, this Agreement, as the case may be, and references in any Article, Section or Exhibit to any clause means such clause of such Article, Section or Exhibit;

(f)the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

(g)any reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time;

(h)any reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(i)relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

(j)if there is any conflict between the provisions of the main body of this Agreement and the Exhibits, the provisions of the main body of this Agreement shall control, unless explicitly stated otherwise in such Exhibit;

(k)the titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement;

(l)the language of this Agreement shall be deemed to be the language the Parties have chosen to express their mutual intent, and no rule of strict construction shall be applied against either Party; and

(m)the Schedules and Exhibits form part of this Agreement and shall have the same force and effect as if set out in the body of this Agreement and any reference to this Agreement shall include the Schedules and Exhibits.

ARTICLE II
APPOINTMENT AND TERM
2.1    Term. This Agreement is effective for a time period commencing on the Effective Date and shall continue for a period of six (6) years (the “Initial Term”) or the end of any Extension Period unless terminated earlier pursuant to the terms hereof. This Agreement will automatically renew for up to two (2) additional renewal terms of five (5) years each (each, an “Extension Period”), unless either Party provides the other Party with written notice of its intent to terminate this Agreement at least twelve (12) months prior to the end of the then-current Term. The Initial Term and Extension Periods, if any, shall be referred to in this Agreement collectively as the “Term”.
ARTICLE III
PERFORMANCE OF SERVICES
3.1    Agreement to Provide Management Services. During the Term, HSM shall provide, or cause to be provided, certain services to MPC, as described in Exhibit A, as well as any Special Assignment Services that HSM agrees to provide to MPC in accordance with Section 3.2 (the “Management Services”). At all times during the Term, HSM shall:
(a)    have the authority to act on behalf of MPC in connection with the performance of the Management Services pursuant to this Agreement; and
(b)    perform all Management Services hereunder in a highly professional manner using reasonable care and diligence in accordance with all Applicable Laws.

3.2    Special Assignments. If MPC requests in writing to HSM a service not covered by the Management Services being provided pursuant to this Agreement as of the date of the request, and HSM agrees to provide such service (a “Special Assignment Service”), then HSM shall provide such Special Assignment Service in accordance with the terms and conditions of this Agreement or as otherwise agreed and set forth in Exhibit A and Exhibit B.
3.3    Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HSM MAKES NO, AND EXPRESSLY DISCLAIMS ANY, WARRANTIES WHATSOEVER WITH RESPECT TO THE MANAGEMENT SERVICES, INCLUDING ANY (A) WARRANTY OF MERCHANTABILITY; OR (B) WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; OR (C) WARRANTY OF TITLE; OR (D) WARRANTY AGAINST INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY; WHETHER EXPRESS OR IMPLIED BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE.
3.4    Force Majeure.
(a)    As soon as possible following the occurrence of a Force Majeure Event, the Party affected by the Force Majeure Event shall promptly notify the other Party in writing of the occurrence of such Force Majeure Event (a “Force Majeure Notice”). Concurrent with that notice or as soon as possible thereafter, the affected Party shall give the other Party a full description of the Force Majeure Event and the approximate length of time that the affected Party reasonably believes such Force Majeure Event will continue. Each Party shall use commercially reasonable efforts to mitigate or overcome the effects of such Force Majeure Event as soon as possible; provided, however, that neither Party shall be required to settle any strike, walkout, lockout or other labor dispute on terms which, in the reasonable judgment of the affected Party, are contrary to its interest. It is understood that the settlement of a strike, walkout, lockout or other labor dispute will be entirely within the discretion of the affected Party.
(b)    If HSM is unable to provide any of the Management Services due to a Force Majeure Event, then MPC shall have the right, but not the obligation, to engage subcontractors to perform such services for the duration of the Force Majeure Event, it being agreed that any Management Fee Rates paid or payable by MPC under this Agreement with respect to the Management Service affected by such Force Majeure Event shall be reduced (or refunded, if applicable) on a dollar-for-dollar basis for all amounts paid by MPC to such subcontractors; provided, however, that HSM shall not be responsible for the amount of fees paid by MPC to any such subcontractors to perform such services to the extent such fees exceed the Management Fee Rates for the applicable period of the Force Majeure Event.
3.5    No Partnership. This Agreement shall not be interpreted or construed to create an association, agency, partnership, joint venture, employment or fiduciary relationship or similar relationship between HSM and MPC. Except as explicitly set forth in this Agreement, neither Party shall have any right, power or authority to enter into any agreement or undertaking for, act on behalf of, act or be an agent or representative of, or otherwise bind, the other Party. HSM shall act as an independent contractor in the performance of its duties hereunder.

ARTICLE IV
EMPLOYMENT OF PERSONNEL; COMPENSATION
4.1    Personnel. HSM may utilize its own employees or the employees of other Persons, including those of Third Party contractors, to provide the Management Services. HSM will use commercially reasonable efforts to confirm that any such personnel are qualified to perform the Management Services in accordance with the terms and upon the conditions set forth in this Agreement.
4.2    Management Fee. Subject to Section 3.4(b), MPC shall pay HSM monthly the fees stated in Exhibit B (the “Management Fee Rates”).
4.3    Invoicing; Late Payments; Disputed Payments.
(a)    Within twenty (20) days following the end of each month during the Term, HSM will submit to MPC for payment a written invoice for the amounts due under this Agreement for such month, including any expenses to be reimbursed by MPC in accordance with Section 4.4. MPC shall pay all amounts due pursuant to an invoice within ten (10) days after receipt of such invoice. MPC shall not offset any amounts owing to it by HSM against amounts payable hereunder.
(b)    If MPC fails to make payment of any sum as and when due under this Agreement, then MPC shall pay interest thereon to HSM at the Interest Rate (as in effect on the day when such sum was originally due) on and from the day when payment was due until the date of payment.
(c)    MPC may contest the amount of any invoice, provided that MPC notifies HSM in writing of the contested amount and specifies the reason(s) therefor within ninety (90) days following the end of the calendar year during which the relevant Management Services were performed. MPC shall timely pay any disputed items in full while resolution of the dispute is pending; provided, however, that HSM shall pay interest at the Interest Rate on any amounts it is required to return to MPC upon resolution of the dispute. Payment of the uncontested amount shall not constitute approval thereof.
4.4    Reimbursement of Expenses. Monthly, to the extent incurred by HSM, MPC shall reimburse HSM for each of the following:
(a)all documented reasonable costs and expenses incurred by HSM in providing any Special Assignment Service, including lodging, travel and Third Party contractor activities;

(b)any reasonable costs incurred by HSM in acquiring or in providing MPC’s business partners with any of the detailed data analyses set forth on Exhibit A under “Commercial and Analytical Services”;

(c)any reasonable costs incurred by HSM in complying with any new or change in Applicable Law occurring after the Effective Date that affects the Management Services provided by HSM under this Agreement, provided that (i) compliance by HSM with any such new or change in Applicable Law requires capital expenditures by HSM and (ii) HSM has made efforts to mitigate the capital expenditures required by such Applicable Law;

(d)all taxes (other than income taxes, gross receipt taxes, ad valorem taxes, property taxes and similar taxes) incurred by HSM on MPC’s behalf with respect to the Management Services provided under this Agreement, to the extent such reimbursement is not prohibited by Applicable Law; and

(e)the actual costs of any capital expenditures HSM agrees to make at MPC’s request, to the extent such costs are actually incurred by HSM.

4.5    Adjustment of Management Fee. The Management Fee Rates set forth in Section 1 of Exhibit B shall be fixed until December 31, 2016 and, thereafter, such rates shall be adjusted upward annually, on the first day of the month following each anniversary of the Effective Date, by 2.5 percentage points (2.5%). The Management Fee Rates set forth in Section 2 and Section 3 of Exhibit B shall be fixed until December 31, 2015 and, thereafter, such rates shall be adjusted upward annually, on the first day of the month following each anniversary of the Effective Date, by 2.5 percentage points (2.5%).
4.6    Taxes. To the extent required by Applicable Law, HSM shall add to any Management Fee Rates due under this Agreement amounts equal to any sales, use or similar taxes, however designated or levied, based upon the provision of the Management Services performed hereunder. HSM is solely responsible for the collection and remittance of any such taxes to the appropriate tax authorities. The Parties will cooperate with each other to minimize any such taxes to the extent reasonably practicable. If additional taxes are determined to be due with respect to the Management Services provided hereunder as a result of (a) an audit by any applicable tax authority, or (b) a new or change in Applicable Law, then MPC shall reimburse HSM for the additional taxes due from HSM, including interest and penalties. MPC has the right to contest with the tax authority, at MPC’s sole expense, the amount of any taxes or the result of any audit. HSM is responsible for any penalty or interest resulting from its failure to remit any invoiced taxes. Notwithstanding anything in this Agreement to the contrary, this Section 4.6 will, to the fullest extent permitted by Applicable Law, survive the termination of this Agreement and remain in effect until the expiration of the relevant statutes of limitations.
ARTICLE V
RECORDS
5.1    Records; Audit.
(a)    During the Term, HSM shall file, store and maintain such records, reports and other documents, including construction and maintenance records, inspection and testing records, ownership documents, operating agreements, drawings, and descriptions of or pertaining to the performance of the Management Services as are required by Applicable Laws or as may be reasonably requested by MPC. Upon written request by MPC, HSM shall furnish to MPC all such information, documents and reports as may be reasonably required for MPC's internal purposes or by any Governmental Authority.

(b)    MPC and its duly authorized representatives may, at MPC’s sole expense and at reasonable times and upon reasonable advance notice, but not more often than once in any calendar year, audit the books and records of HSM with respect to the Management Services provided under this Agreement. Any audit of a particular calendar year must commence during the one (1) year period (or such longer period as the Parties may agree) following the end of such year. Nothing herein shall limit MPC’s ability to have full access, at all reasonable times, to MPC’s books, accounts, records and all other documents, of whatever nature, in the possession or control of HSM, whether prepared by HSM or otherwise.
ARTICLE VI
CONFIDENTIALITY; SYSTEM SECURITY
6.1    Confidentiality.
(a)    During the Term and for a period of three (3) years after the termination of this Agreement, each Party shall keep confidential the other Party’s Confidential Information, whether acquired before or after the Effective Date, and neither Party shall use the other Party’s Confidential Information except in connection with the performance of its obligations under this Agreement...
(b)    Each Party shall be responsible for any breach of this Section 6.1 by any of its representatives.
(c)    The provisions of this Section 6.1 do not apply to any Confidential Information to the extent that the receiving Party is required to disclose such information under any Applicable Laws or pursuant to any order of any court, mediator or arbitrator, or in connection with any legal proceeding, mediation or arbitration to enforce its rights under this Agreement, or in connection with the requirements of a regulatory body or stock exchange, or in connection with a financing, bond offering, or sale of stock.
(d)    If a Party receives a subpoena or other demand for disclosure of Confidential Information received from any other Party or must disclose to a Governmental Authority any Confidential Information received from such other Party in order to obtain or maintain any required governmental approval, the receiving Party shall, to the extent legally permissible, provide notice to the providing Party before disclosing such Confidential Information. Upon receipt of such notice, the providing Party shall promptly either seek an appropriate protective order, waive the receiving Party’s confidentiality obligations hereunder to the extent necessary to permit the receiving Party to respond to the demand, or otherwise fully satisfy the subpoena or demand or the requirements of the applicable Governmental Authority. If the receiving Party is nonetheless legally compelled to disclose such Confidential Information or if the providing Party does not promptly respond as contemplated by this section, the receiving Party may disclose that portion of Confidential Information covered by the subpoena or other demand.
(e)    Each Party acknowledges that the disclosing Party would not have an adequate remedy at law for the breach by the receiving Party of any one or more of the covenants contained in this Section 6.1 and agrees that, in the event of such breach, the disclosing Party shall, in addition to the other remedies that may be available to it, be entitled to injunctive relief for any violation of, and to enforce the terms of, this Section 6.1.
6.2    System Security.
(a)    If any Party is given access to the other Party’s computer systems or software (collectively, “Systems”) in connection with the Management Services, the Party given access (the “Availed Party”) shall comply with all of the other Party’s system security policies, procedures and requirements that have been provided to the Availed Party in advance and in writing (collectively, the “Security Regulations”), and shall not tamper with, compromise or circumvent any security or audit measures employed by such other Party. The Availed Party shall access and use only those Systems of the other Party for which it has been granted the right to access and use.
(b)    Each Party shall use commercially reasonable efforts to ensure that only those of its personnel who are specifically authorized to have access to the Systems of the other Party gain such access, and each Party shall use commercially reasonable efforts to prevent unauthorized access, use, destruction, alteration or loss of data, information or software contained in the Systems, including notifying its respective personnel of the restrictions set forth in this Section 6.2 and the Security Regulations.
(c)    If, at any time, the Availed Party determines that any of its personnel has sought to circumvent, or has circumvented, the Security Regulations, has accessed the Systems, or has engaged in activities that may lead to the unauthorized access, use, destruction, alteration or loss of data, information or software of the other Party, the Availed Party shall promptly terminate any such Person’s access to the Systems and promptly notify the other Party. In addition, such other Party shall have the right to deny personnel of the Availed Party access to its Systems upon advance written notice to the Availed Party in the event that the other Party reasonably believes that such personnel have engaged in any of the activities described in this Section 6.2(c) or otherwise pose a security concern. The Availed Party shall use commercially reasonable efforts to cooperate with the other Party in investigating any apparent unauthorized access to such other Party’s Systems.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES
7.1    Representations and Warranties. Each Party hereby represents and warrants to the other as of the date of this Agreement that:
    (a)    it is duly organized and validly existing under the laws of its jurisdiction of organization;
(b)    it has the power to own its assets and carry on its business as it is currently being conducted;
(c)    the obligations expressed to be assumed by it in this Agreement are legal, valid, binding and enforceable obligations upon it, subject to applicable bankruptcy, reorganization, insolvency or similar laws affecting creditors’ rights generally;

(d)    the entry into, and performance by it, of the transactions contemplated by this Agreement do not and will not conflict with (i) any Applicable Law; (ii) its constitutional documents; or (iii) any material provision of any material agreement or instrument binding upon it; and
(e)    it has the power to enter into, perform and deliver, and has taken all necessary action to authorize its entry into, performance and delivery of this Agreement and the transactions contemplated by this Agreement.
ARTICLE VIII
INDEMNIFICATION AND LIABILITY

8.1    Indemnification by HSM. HSM shall be liable for and shall indemnify, defend and hold harmless each of the MPC Indemnified Parties against all Claims and Liabilities that arise out of, are incident to, or result from (a) any and all actions, suits or proceedings instituted by a Governmental Authority arising out of any failure of HSM’s actions or performance of its obligations hereunder to conform to Applicable Law, (b) claims for bodily injury or death or physical loss of or damage to property arising from HSM’s actions or omissions and (c) any negligence, gross negligence, default or willful misconduct of HSM in connection with the performance of, or failure to perform, this Agreement by HSM, except to the extent the circumstances described in the foregoing subparagraphs (a), (b) and (c) are a result of acts or omissions of MPC or its Affiliates.
8.2    Indemnification by MPC. MPC shall be liable for and shall indemnify, defend and hold harmless each of the HSM Indemnified Parties against all Claims and Liabilities that arise out of, are incident to, or result from (a) any and all actions, suits or proceedings instituted by a Governmental Authority arising out of any failure of MPC’s or its Affiliates’ actions or performance of its obligations hereunder to conform to Applicable Law, (b) claims for bodily injury or death or physical loss of or damage to property arising from the actions or omissions of MPC or its Affiliates and (c) any negligence, gross negligence, default or willful misconduct of MPC or any of its Affiliates in connection with the performance of, or failure to perform, this Agreement by MPC or any Affiliate of MPC, except to the extent the circumstances described in the foregoing subparagraphs (a), (b) and (c) are a result of acts or omissions of HSM.
8.3    Exception to Indemnification. Notwithstanding anything in this Agreement to the contrary, MPC is not responsible for indemnification obligations pursuant to Section 8.2 for any cause of action arising from the negligent actions, inactions, admissions, or omissions of any personnel provided or caused to be provided to HSM pursuant to the Amended and Restated Employee Services Agreement, provided the Amended and Restated Employee Services Agreement is still in effect at the time the cause of action arose. MPC is responsible for indemnification obligations pursuant to Section 8.2 for any cause of action arising from the grossly negligent or willful actions, inactions, admissions, or omissions of any personnel provided or caused to be provided to HSM pursuant to the Amended and Restated Employee Services Agreement, provided the Amended and Restated Employee Services Agreement is still in effect at the time the cause of action arose.

8.4    Limitations and Liability.
(a)    Each Party has a duty to mitigate any loss sustained under this Agreement.
(b)     In recognition of the relative risks and benefits of this Agreement to both MPC and HSM, the risks have been allocated such that MPC agrees, to the fullest extent permitted by Applicable Law, to limit the liability of HSM and all HSM Indemnified Parties, for any and all claims, losses, costs, damages of any nature whatsoever whether arising from breach of contract, negligence, or other common law or statutory theory of recovery, or claims and expenses from any cause or causes, including attorney’s fees and costs and expert witness fees and costs, so that the total aggregate liability of HSM and all HSM Indemnified Parties shall not exceed the greater of ten million United States Dollars ($10,000,000.00) or the aggregate amount of Management Fees actually paid to HSM hereunder. It is intended that this limitation apply to any and all Claims and Liabilities however alleged or arising, unless otherwise prohibited by Applicable Law, including negligence, breach of contract, or any other claim whether in tort, contract or equity.
(c)    IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL (INCLUDING LOSS OF REVENUES OR PROFITS, LOSS OF DATA, LOSS OF GOODWILL AND LOSS OF CAPITAL, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), EXEMPLARY OR PUNITIVE DAMAGES OR THE LIKE (EXCEPT TO THE EXTENT THAT SUCH DAMAGES ARE PAID TO A THIRD PARTY AS A RESULT OF A THIRD PARTY CLAIM) ARISING UNDER ANY LEGAL OR EQUITABLE THEORY OR ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT (OR THE PROVISION OF SERVICES HEREUNDER), ALL OF WHICH ARE HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER OR NOT EITHER PARTY TO THIS AGREEMENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.
8.5    Indemnification Procedures.
(a)    Within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification under this Article VIII, the Indemnified Party will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim to the extent then known by the Indemnified Party.
(b)    The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article VIII, including the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such claim or any matter or any issues relating thereto; provided, however, that no settlement involving the payment of money shall be entered into without the prior written consent of the Indemnified Party unless it includes a full release of the Indemnified Party from such claim; and provided further, that no settlement containing any form of injunctive or similar relief shall be entered into without the prior written consent of the Indemnified Party, which consent shall not be unreasonably delayed, conditioned or withheld.
(c)    The Indemnified Party agrees to cooperate in good faith and in a commercially reasonable manner with the Indemnifying Party with respect to all aspects of the defense of and pursuit of any counterclaims with respect to any claims covered by the indemnification under this Article VIII, including the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense and counterclaims, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party reasonably considers relevant to such defense and counterclaims, the making available to the Indemnifying Party of any employees of the Indemnified Party and the granting to the Indemnifying Party of reasonable access rights to the properties and facilities of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records, and other information furnished by the Indemnified Party pursuant to this Section 8.5. The obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence shall not be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of and pursuit of any counterclaims with respect to any claims covered by the indemnification set forth in this Article VIII; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense and counterclaims. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense and counterclaims.
(d)    In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party and (ii) all amounts recovered by the Indemnified Party under contractual indemnities from Third Parties.
(e)    Notwithstanding anything to the contrary hereunder, no cause of action, dispute or claim for indemnification may be asserted against any Party or submitted to arbitration or legal proceedings which accrued more than two (2) years after the later of (i) the occurrence of the act or event giving rise to the underlying cause of action, dispute or claim and (ii) the date on which such act or event was, or should have been, in the exercise of reasonable due diligence, discovered by the Indemnified Party.
ARTICLE IX
TERMINATION
9.1    Events of Default. The occurrence or continuance of any of the following events will constitute a default of this Agreement by a Party (each an “Event of Default”):

(a)    failure to pay any undisputed amount due and payable to the other Party under this Agreement within ten (10) business days after such amount becomes due and payable and such failure is not remedied within a period of thirty (30) days of written notice of such failure from the other Party;
(b)    a Party becomes Bankrupt;
(c)    a Party is in material breach of any of its other material obligations under this Agreement and fails to cure such breach to the reasonable satisfaction of the non-defaulting Party within forty-five (45) days of written notice of such breach from the non-defaulting Party; and
(d)    any representation, warranty or statement made by a Party herein proves to be untrue in any material respect on the date on which it was made.
9.2    Termination.
(a)    Upon the occurrence of an Event of Default by either Party, the non-defaulting Party shall have the right to terminate this Agreement effective immediately upon delivery of written notice to the defaulting Party.
(b)    Following termination of this Agreement, (a) each Party will cooperate with the other Party as reasonably necessary to avoid disruption of the ordinary course of the businesses of such other Party and its Affiliates and (b) upon written request by MPC, HSM shall deliver to MPC, at the expense of MPC, the records maintained by HSM on behalf of MPC; provided, however, that HSM may make and retain in its files one copy of such records.
(c)    Termination of this Agreement shall not affect HSM’s right to payment for Management Services provided prior to the date of such termination.
9.3    Effect of Termination. Upon termination of this Agreement, all rights and obligations of the Parties hereunder shall cease, provided, however, that such termination shall not excuse any Party’s breach of this Agreement prior to termination.
ARTICLE X
MISCELLANEOUS
10.1    Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all prior agreements, negotiations, discussions, understandings and commitments, written or oral, between the Parties with respect to such subject matter.
10.2    Choice of Law; Dispute Resolution.
(a)    Governing Law. This Agreement shall be subject to and governed by the laws of the State of New York, without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any other jurisdiction.

(b)    Mediation.    If the Parties cannot resolve any Dispute or claim arising under this Agreement, then no earlier than ten (10) days nor more than sixty (60) days following written notice to the other Party, any Party may initiate mandatory, non-binding mediation hereunder by giving a notice of mediation (a “Mediation Notice”) to the other Party. In connection with any mediation pursuant to this Section 10.2(b), the mediator shall be jointly appointed by the Parties and the mediation shall be conducted in Findlay, Ohio unless otherwise agreed by the Parties. All costs and expenses of the mediator appointed pursuant to this Section 10.2(b) shall be shared equally by the Parties. The then-current Model ADR Procedures for Mediation of Business Disputes of the Center for Public Resources, Inc., either as written or as modified by mutual agreement of the Parties, shall govern any mediation pursuant to this Section 10.2(b). In the mediation, each Party shall be represented by one or more senior representatives who shall have authority to resolve any Disputes. If a Dispute has not been resolved within thirty (30) days after the receipt of the Mediation Notice by a Party, then any Party may refer the resolution of the Dispute to any federal or state court located in Ohio in accordance with Section 10.2(c).
(c)    Litigation.    Each Party agrees that it shall bring any action or proceeding in respect of any Dispute or claim arising out of or related to this Agreement, whether in tort or contract or at law or in equity, exclusively in any federal or state courts located in Ohio and (i) irrevocably submits to the exclusive jurisdiction of such courts, (ii) waives any objection to laying venue in any such action or proceeding in such courts, (iii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it and (iv) agrees that service of process upon it may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 10.9. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of Ohio for any purpose except as provided herein and shall not be deemed to confer rights on any Person other than the Parties.
10.3    Amendment. This Agreement may only be amended, modified or supplemented by a written instrument signed by the Parties.
10.4    Waiver; Cumulative Remedies. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any Party, it is in writing signed by such Party. The failure of any Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, or in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach. No single or partial exercise of any right or remedy under this Agreement precludes any simultaneous or subsequent exercise of any other right, power or privilege. The rights and remedies set forth in this Agreement are not exclusive of, but are cumulative to, any rights or remedies now or subsequently existing at law, in equity or by statute.
10.5    Severability. The provisions of this Agreement are separable and severable. Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under Applicable Law. If any one or more of the provisions contained herein is, for any reason, held to be invalid, illegal or unenforceable in whole or in part by any court of law or equity, then such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such provision or provisions or any other provisions hereof, unless such a construction would be unreasonable and the remaining provisions hereof shall continue in full force and effect to the greatest extent practicable.
10.6    Survival. Notwithstanding any suspension or termination of this Agreement, the Parties shall continue to be bound by the provisions of this Agreement that reasonably require some action or forbearance after such suspension or termination, including those relating to confidentiality obligations, audit rights, warranties, compliance with Applicable Laws, governing law, dispute resolution, indemnities, and limitation of liability.
10.7    Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their permitted successors and assigns; provided, however, that neither Party may assign its rights or obligations under this Agreement without prior written consent from the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further however, that either Party may assign its rights and obligations under this Agreement to a successor in interest resulting from any merger, reorganization, consolidation or as part of a sale of all or substantially all of its assets. Subject to the foregoing, this Agreement shall bind and inure to the benefit of each Party and its successors and permitted assigns.
10.8    Third Party Beneficiaries. Except to the extent otherwise provided in Article VIII with respect to the rights of the Indemnified Party, the provisions of this Agreement are solely for the benefit of the Parties and their respective successors and permitted assigns and shall not confer upon any Third Party any remedy, claim, liability, reimbursement or other right. Notwithstanding Article VIII, the Parties may rescind or vary this Agreement, in whole or in part, without the consent of any Third Party, and no Third Party shall be entitled to assign any benefit or right conferred upon it under this Agreement.
10.9    Notices. All notices, consents, directions, approvals, objections, refusals, instructions, requests, demands, and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed duly given or delivered (a) when delivered personally; (b) if transmitted by facsimile, when confirmation of transmission is received; (c) if by email, when receipt of such email is acknowledged by return email; (d) if sent by registered or certified mail, postage prepaid, return receipt requested, on the third (3rd) business day after mailing; or (e) if sent by private courier, when received; and shall be addressed to the appropriate Party at its address specific below, or at such other address as such Party may specify by notice to the other Party:
if to

Hardin Street Marine LLC
539 South Main Street
Findlay, OH 45840
Attention: President
Email address: tsandifer@marathonpetroleum.com

if to

Marathon Petroleum Company LP
539 South Main St.
Findlay, OH 45840
Attention: General Counsel
Email address: jmwilder@marathonpetroleum.com

or, to such other address as such Party may indicate by a notice delivered in accordance with this Section 10.9.

10.10     Counterparts. This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. Executed facsimiles of such counterparts shall be deemed enforceable to the same extent as if they were executed original documents.

Signature Page Follows

IN TESTIMONY WHEREOF, the Parties have caused this Agreement to be signed by their authorized Representatives as of the date first above written.

Hardin Street Marine LLC

By:	/s/ M. Todd Sandifer
M. Todd Sandifer, President

Date:	December 17, 2015

Marathon Petroleum Company LP
By:	MPC Investment LLC, its general partner

By:	/s/ John S. Swearingen
John S. Swearingen, Vice President

Date:	December 18, 2015

Exhibit A
Management Services

1.    Logistics and Commercial Services

Central Dispatch: Catlettsburg, KY

In response to inputs from MPC, HSM’s dispatchers shall:

•	coordinate the building of tows and movement of equipment in the Catlettsburg harbor;

•	schedule dock activity at MPC’s Catlettsburg refinery and Kenova dock;

•	record daily traffic called in by captains, terminals and Third Party carriers;

Scheduling: Findlay, OH

In response to nominations of Products by MPC’s Supply, Distribution and Planning organization, HSM’s schedulers shall:

•	Plan and coordinate HSM and Third Party equipment movements;

•	Plan and schedule moves according to MPC nomination requests;

•	Work with MPC to schedule receipts and deliveries of Products;

•	Acquire equipment as needed to fill supply/demand gaps with Third Party chartered equipment and communicates boat/barge orders to MPC’s Operations and Accounting departments;

•	Coordinate fuel purchases, negotiate fuel prices, manage supply agreements;

•	Optimize equipment utilization and execute outcharter and other commercial opportunities; and

Commercial and Analytical Services: Findlay, OH

In response to requests by MPC, HSM’s analysts shall:

•	Generate and forward accounts receivable invoices to MPC.

•	provide various MPC with detailed data analyses, including the following:

◦	Market analysis

◦	Strategic analysis

◦	Constraint analysis

◦	Affreightment calculations

◦	Equipment movement analysis

◦	Budget data

◦	Historical reports

◦	Contract negotiation and relationship management

◦	Contract performance analysis

A-1

2.    Vetting Services – Garyville, LA; Texas City, TX; Catlettsburg, KY

HSM shall confirm that all Third Party marine vessels and equipment utilized by MPC have been vetted in accordance with MPC’s Marine Vetting Policy.

3.     Loss Control Services – Garyville, LA; Texas City, TX

HSM shall:

•	Voyage analysis - monitor and manage product loss by comparing volumes loaded on a vessel per the bill of lading and volumes discharged therefrom;

•	Monitor measurement systems at refineries and terminals;

•	File and Defend cargo claims;

•	Provide support on demurrage issues;

•	Provide support to MPC Accounting;

•	Nominate and monitor third party inspectors;

•	Participate in third party inspector rate negotiations;

•	Review contract language and recommend changes

•	Monitor pipeline movements at Galveston Bay refinery; and

•	Manage and monitor the Navarik software system to manage inspection nominations and loss control.

4.    Brokerage Services – Findlay, OH

HSM shall provide brokerage services for all Third Party chartered equipment utilized by MPC.

A-2

Exhibit B
Management Fee Rates

1.    Logistics and Commercial Services

January 1, 2015 – June 30, 2015: $2,175,000 (payable in equal monthly installments)
July 1, 2015 – December 31, 2015: $2,650,000 (payable in equal monthly installments)
January 1, 2016 – December 31, 2016, and every calendar year thereafter: $5,300,000 (payable in equal monthly installments)

2.    Vetting Services

Annual fee of $3,000,000 (payable in equal monthly installments)

3.    Loss Control Services

Annual fee of $5,100,000 (payable in equal monthly installments)

4.    Brokerage Services

Brown water: 2.5% of the applicable charter rate
Blue water: ≥100Mbbls: 1.25% of the applicable charter rate
Blue water: <100Mbbls: 2.5% of the applicable charter rate
Great lakes: 2.5% of the applicable charter rate
Petroleum coke: 2.5% of the applicable charter rate

In each case the “applicable charter rate” is the base rate charged and invoiced by the Third Party charter company to MPC for the vessel covered by such charter.

B-1